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                                                                  NEWS RELEASE

FOR:           CKE Restaurants, Inc.

CONTACT:       Loren Pannier
               CKE Restaurants, Inc.
               714.778.7109



                         CKE RESTAURANTS, INC. ANNOUNCES
                        INTENTIONS TO RAISE $150 MILLION


        ANAHEIM, Calif. -- March 2, 1998 -- CKE Restaurants, Inc. (NYSE:CKR) today announced plans to raise $150 million in the private placement of convertible subordinated notes due 2004, subject to market and other conditions. The Company intends to use the proceeds from this offering to partially fund the previously announced acquisition of 557 Hardee's restaurants from Advantica Restaurant Group. It is contemplated that the notes will be convertible into CKE Restaurants, Inc. common stock. No other terms were disclosed.
        The securities offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act and applicable securities laws or an available exemption from registration requirements. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of such securities.
        CKE Restaurants, Inc., through its subsidiaries, franchisees and licensees, operates 708 Carl's Jr. quick-service restaurants, including 120 Carl's Jr./Green Burrito dual-brand locations, primarily located in California, Nevada, Oregon, Arizona and Mexico; 3,038 Hardee's quick-service restaurants in 39 states and 10 foreign countries, including 77 Carl's Jr./Hardee's dual-brand locations; 109 Taco Bueno quick-service restaurants in Texas and Oklahoma; 82 JB's Restaurants; 26 Rally's quick-service restaurants and six Galaxy Diner restaurants.


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